EXHIBIT 99

Puerto Rico Contact:
Juan C. Cruz,
Oriental Financial Group
(787) 771-6820

U.S. Contact:
Steven Anreder and Gary Fishman,
Anreder & Company
(212) 532-3232

ORIENTAL FINANCIAL GROUP REPOSITIONS AVAILABLE FOR SALE INVESTMENT PORTFOLIO
SAN JUAN, Puerto Rico, December 11, 2006 — Oriental Financial Group Inc. (NYSE: OFG) announced today that it has completed a review of its available for sale investment portfolio in light of asset/liability management considerations and changing market conditions, and has strategically repositioned this portfolio to benefit the Group going forward.
This repositioning involved the following recently executed transactions: (i) open market sale of approximately $865 million of securities with a weighted average book yield of 4.60%; (ii) open market purchase of approximately $860 million of triple-A securities with a weighted average yield of approximately 5.55%; (iii) restructuring of short-term borrowings of $900 million having a weighted average rate paid of 5.25% into 5-year structured repurchase agreements with a weighted average rate paid of approximately 4.25%; and (iv) termination of interest rate swap agreements with an aggregate notional amount of $475 million in which Oriental was paying an average fixed rate of 4.52% and receiving short term LIBOR rates.
Oriental anticipates a pre-tax loss from these transactions of approximately $16 million, or about $0.67 per share on a diluted basis, for the fourth quarter ending December 31, 2006. The resulting realized losses on the sale of the securities were already reflected as unrealized losses within accumulated other comprehensive loss in the stockholders’ equity section of Oriental’s consolidated statement of financial condition at the time of the sale. Accordingly, total stockholders’ equity will not change as a result of these transactions.
Oriental also expects the repositioning of the available for sale portfolio to result in an increase in net interest income in 2007 of approximately $16 million ($0.67 per share on a diluted basis), and that net interest margin in 2007 will improve as a result of an improved yield on the investment portfolio and the reduction in the cost of borrowings. In addition, the modified duration of the transacted investment portfolio was reduced from approximately 3.8 years to approximately 2.2 years, and for the $900 million in borrowings that were structured, the modified duration was increased from approximately 0.15 years to approximately 1.85 years. The aforementioned transactions have the effect of reducing the duration profile of the Group’s statement of financial condition.
The Group's regulatory capital ratios will continue to be significantly above adequacy guidelines for a well capitalized institution. At September 30, 2006, the Leverage Capital Ratio was 8.96% (2.2 times the minimum of 4.00%), Tier 1 Risk-Based Capital Ratio was 28.18% (7.0 times the minimum of 4.00%), and Total Risk-Based Capital Ratio was 28.68% (3.6 times the minimum of 8.00%).
“This repositioning is in line with the Group’s strategic plan,”said José Rafael Fernández, the Group's President and CEO. “With an anticipated payback in a short period of approximately one year, a reduction in interest rate sensitivity of our liabilities, and no negative effect on stockholders’ equity, we view the repositioning of our available for sale portfolio as being very beneficial for Oriental. These transactions help position our balance sheet favorably, given the current interest rate scenario, and provide us with increased profitability to grow our loan portfolio as we transform our business.”
About Oriental Financial Group
Oriental Financial Group Inc. (www.OrientalOnline.com) is a diversified financial holding company operating under U.S. and Puerto Rico banking laws and regulations. Now in its 41st year in business, Oriental provides a full range of mortgage, commercial and consumer banking services through 24 financial centers in Puerto Rico, as well as financial planning, trust, insurance, investment brokerage and investment banking services.
Forward-Looking Statements
This news release may contain forward-looking statements that reflect management’s beliefs and expectations and are subject to risks and uncertainties inherent to the Group’s business, including, without limitation, the effect of economic and market conditions, the level and volatility of interest rates, and other risks and considerations detailed in the Group’s filings with the Securities and Exchange Commission. These or other factors could cause actual results to differ materially from forward-looking statements. The Group also disclaims any obligations to update information contained in this news release as a result of developments occurring after the date of issuance.
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